Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474 News Release Ameriprise Financial Reports Second Quarter 2018 Results Second quarter 2018 net income per diluted share was $3.10 Adjusted operating EPS was $3.60, up 29 percent Second quarter 2018 return on equity excluding AOCI was 29.6 percent Adjusted operating ROE excluding AOCI was 31.1 percent, up 590 bps MINNEAPOLIS – July 24, 2018 – Ameriprise Financial, Inc. (NYSE: AMP) today reported second quarter 2018 net income of $462 million, up 18 percent compared to a year ago, or $3.10 per diluted share, up 24 percent. Adjusted operating earnings were $536 million, up 22 percent compared to a year ago, with adjusted operating earnings per diluted share of $3.60, up 29 percent. “Ameriprise had a strong second quarter and a record first half of the year for financial results,” said Jim Cracchiolo, chairman and chief executive officer. “In the quarter, we grew earnings per share by 29 percent and delivered a return on equity of 31.1 percent. We continue to generate strong free cash flow that we invest in the business and return to shareholders at a high level.” “We remain focused on delivering an exceptional client-advisor experience and serving more clients in personal relationships. Ameriprise was recognized as number one in trust and forgiveness in the industry, and we continue to invest to further our leading advice-based value proposition.” GAAP Results – Second quarter Net revenues of $3.2 billion increased 6 percent, or $184 million, from a year ago primarily due to strong net revenue growth in Advice & Wealth Management from growth in client assets. Expenses of $2.6 billion increased 6 percent compared to a year ago reflecting increased distribution expense from higher advisor productivity. Adjusted Operating Results – Second quarter Adjusted operating net revenues increased 6 percent to $3.1 billion. Advice & Wealth Management net revenues increased 12 percent driven by growth in client assets from continued strength in client net inflows and market appreciation. Adjusted operating expenses of $2.5 billion increased 5 percent reflecting increased distribution expense from higher advisor productivity. General and administrative expense increased 2 percent reflecting ongoing expense discipline and growth investments. 1

Ameriprise Financial, Inc.
Second Quarter Summary

(in millions, except per share amounts, unaudited)	Quarter Ended June 30, 2018	Quarter Ended June 30, 2017	% Better/ (Worse)	Per Diluted Share Quarter Ended June 30, 2018	Per Diluted Share Quarter Ended June 30, 2017	% Better/ (Worse)
GAAP net income	$ 462	$ 393	18%	$ 3.10	$ 2.50	24%
Adjusted operating earnings [(1)] (see reconciliation on p. 13)	$ 536	$ 441	22%	$ 3.60	$ 2.80	29%
Percent of pretax adjusted operating earnings from Advice & Wealth Management	50%	44%				
Percent of pretax adjusted operating earnings from Advice & Wealth Management and Asset Management	75%	71%				
Weighted average common shares outstanding:						
Basic	147.0	155.1				
Diluted	149.0	157.5				

[(1)] The company believes the presentation of adjusted operating earnings best represents the economics of the business. Adjusted operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses, net of deferred sales inducement costs ("DSIC") and deferred acquisition costs ("DAC") amortization, unearned revenue amortization and the reinsurance accrual; integration and restructuring charges; the market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

Taxes

The adjusted operating effective tax rate in the quarter was 16.5 percent compared to 24.5 percent a year ago. The lower effective tax rate reflects the reduction in the federal income tax rate. The company estimates that its full year 2018 adjusted operating effective tax rate will be approximately 17 percent.

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Second Quarter 2018 Highlights Ameriprise delivered strong financial results and excess capital, while returning $532 million to shareholders . Second quarter financial results demonstrated continued strong growth in profitability and effective capital management that delivered a 22 percent increase in adjusted operating earnings, a 29 percent increase in adjusted operating EPS and a 590 basis point increase in adjusted operating return on equity. . Ameriprise returned nearly 100 percent of adjusted operating earnings to shareholders, reflecting strong balance sheet fundamentals, substantial free cash flow generation and excellent risk management discipline. The company repurchased 2.9 million shares of common stock for $400 million and paid $132 million in quarterly dividends, the 25th consecutive quarter returning over $400 million to shareholders through share repurchases and dividends. . Excess capital was $1.4 billion, with an RBC ratio of 532 percent, and a total of $470 million in dividends were paid from subsidiaries to the holding company during the quarter. The firm’s comprehensive and personal client focus, combined with its broad solution set, resulted in strong client flows and asset growth . Ameriprise assets under management and administration increased 7 percent to $891 billion, reflecting ongoing strength in Ameriprise advisor client net inflows. . Ameriprise retail client assets grew 10 percent to $566 billion, an all-time high. . Client demand for fee-based investment advisory (wrap) products remains strong with net inflows of $5.3 billion in the quarter – the fifth consecutive quarter of wrap net inflows over $4 billion. Wrap assets grew to $259 billion, one of the largest platforms in the industry. . Advisor productivity increased 12 percent to $599,000 per advisor on a trailing 12-month basis after normalizing for the net impact from eliminating 12b-1 fees in advisory accounts. Steady growth in advisor productivity reflects our comprehensive, advice-based approach to serving clients and strong advisor retention, all while advisors shifted their practices to adjust to the elimination of 12b-1 fees in advisory accounts. . Columbia Threadneedle investment performance in retail and institutional equity, fixed income and multi-asset portfolios and strategies remain strong. At quarter end, the company had 110 four- and five-star Morningstar-rated funds. . Net outflows at Columbia Threadneedle improved by $7.0 billion year-over-year and $5.9 billion sequentially. . Variable annuity cash sales increased 16 percent, with nearly 30 percent of sales in products without living benefit guarantees. Ameriprise continued to invest to drive productivity, business growth and client satisfaction . The company continues to make multi-year investments to further develop its digital advice position and streamline the client-advisor experience, including big data diagnostic capabilities, enhancing relationship management tools and exploring adding banking capabilities. . Ameriprise continues to invest in expanding its distribution network by adding experienced advisors with strong productivity. 76 experienced advisors joined the firm during the quarter. 3

. Columbia Threadneedle is executing its plans to expand product offerings and distribution in key Continental European markets to complement its strength in the U.K. Values-based, client-focused firm . During the quarter, Ameriprise was recognized in the 2018 Temkin Group rankings as a leader in the following categories: o #1 in trust in the investment firm category, up from #2 last year o #1 in consumer forgiveness in the investment firm category for the second year in a row . Eight Ameriprise financial advisors were named to Barron’s® 2018 Top 100 Women Financial Advisors list. The annual ranking reflects assets under management, revenue the advisors generate for their firms and the quality of their practices. . On June 15, more than 4,000 Ameriprise employees, advisors and clients worked to provide food for families and individuals in need. The volunteers prepared, sorted and served meals at over 200 company-sponsored events across the U.S. to help the 41 million Americans, including nearly 13 million children and five million seniors, struggling with hunger. . The Minneapolis-St. Paul Business Journal recognized Ameriprise as a “Best Place to Work” for the ninth consecutive year. 4

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended June 30, 2018	Quarter Ended June 30, 2017	% Better/ (Worse)
Advice & Wealth Management			
Net revenues	$ 1,543	$ 1,376	12%
Expenses	1,193	1,085	(10)%
Pretax adjusted operating earnings	$ 350	$ 291	20%
Pretax adjusted operating margin	22.7%	21.1%	

	Quarter Ended June 30, 2018	Quarter Ended June 30, 2017	% Better/ (Worse)
Retail client assets (billions)	$ 566	$ 512	10%
Wrap net flows (billions)	$ 5.3	$ 4.5	18%
Brokerage cash balance (billions)	$ 24.5	$ 25.6	(4)%
Adjusted operating net revenue per advisor normalizing for the net impact of 12b-1 fee changes (trailing 12 months - thousands)	$ 599	$ 536	12%

Advice & Wealth Management pretax adjusted operating earnings increased 20 percent to $350 million driven by asset growth and higher earnings on cash balances. Advice & Wealth Management represented 50 percent of the company's pretax adjusted operating earnings. Pretax adjusted operating margin reached a new high of 22.7 percent, up 160 basis points from a year ago.

Adjusted operating net revenues increased 12 percent to $1.5 billion, reflecting strong client activity, higher earnings on cash balances and market appreciation.

Adjusted operating expenses increased 10 percent to $1.2 billion primarily from higher distribution expenses related to growth in client assets. General and administrative expenses were up 8 percent compared to a year ago, approximately half of which were related to investments for business growth.

Total retail client assets increased 10 percent to $566 billion driven by client net inflows, client acquisition and market appreciation. Wrap net inflows were $5.3 billion and total wrap assets increased 16 percent to $259 billion. Client brokerage cash balances were $24.5 billion, down slightly from a year ago as clients allocated cash to other investments.

Adjusted operating net revenue per advisor on a trailing 12-month basis increased 12 percent to $599,000 after normalizing for the net impact from eliminating 12b-1 fees in advisory accounts. Total advisors increased to 9,906, with 76 experienced advisors moving their practices to Ameriprise in the quarter and advisor retention remained strong.

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Ameriprise Financial, Inc.
Asset Management Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended June 30, 2018		Quarter Ended June 30, 2017		% Better/ (Worse)
Asset Management					
Net revenues	$	755	$	747	1%
Expenses		572		571	—
Pretax adjusted operating earnings	$	183	$	176	4%
Pretax adjusted operating margin		24.2%		23.6%	
Net pretax adjusted operating margin (1)		38.0%		37.7%	

	Quarter Ended June 30, 2018		Quarter Ended June 30, 2017		% Better/ (Worse)
Total segment AUM (billions)	$	482	$	473	2%
Net Flows (billions)					
Former parent company related net new flows	$	(2.2)	$	(7.1)	68%
Global Retail net flows, excl. former parent flows		2.0		(0.6)	NM
Global Institutional net flows, excl. former parent flows		(1.5)		(1.0)	(39)%
Total segment net flows	$	(1.7)	$	(8.7)	80%

(1) See reconciliation on page 15

NM Not Meaningful — variance equal to or greater than 100%

Asset Management pretax adjusted operating earnings increased 4 percent to $183 million, reflecting market appreciation and disciplined expense management, partially offset by the cumulative impact of net outflows, increased investments for business growth and higher regulatory related expense. Results in the prior year quarter included higher CLO fees. Second quarter net pretax adjusted operating margin grew to 38.0 percent from 37.7 percent a year ago.

Adjusted operating net revenues grew 1 percent to $755 million driven by asset growth from market appreciation and the Lionstone acquisition, partially offset by the cumulative impact of net outflows.

Adjusted operating expenses of $572 million were flat compared to a year ago, reflecting lower distribution-related expenses and well-managed general and administrative expenses. General and administrative expense increased 2 percent and included the Lionstone acquisition and investment for growth and higher regulatory expense.

AUM increased 2 percent to $482 billion. Total net outflows in the quarter improved by $7.0 billion to $1.7 billion of net outflows compared to $8.7 billion of net outflows a year ago. Flows in the prior year quarter included elevated former parent-related outflows. Flows in the current quarter reflect improved global retail flows and favorable rebalances in model portfolios. Third party institutional net outflows were $1.5 billion, primarily from $1.1 billion of CLO redemptions.

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Ameriprise Financial, Inc.
Annuities Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended June 30, 2018	Quarter Ended June 30, 2017	% Better/ (Worse)
Annuities			
Net revenues	$ 622	$ 627	(1)%
Expenses	493	485	(2)%
Pretax adjusted operating earnings	$ 129	$ 142	(9)%
Variable annuity pretax adjusted operating earnings	$ 117	$ 127	(8)%
Fixed annuity pretax adjusted operating earnings	12	15	(20)%
Total pretax adjusted operating earnings	$ 129	$ 142	(9)%
Item included in adjusted operating earnings:			
Market impact on DAC and DSIC (mean reversion)	$ 2	$ 9	(78)%

	Quarter Ended June 30, 2018	Quarter Ended June 30, 2017	% Better/ (Worse)
Variable annuity ending account balances (billions)	$ 78.3	$ 77.4	1%
Variable annuity net flows (billions)	$ (0.8)	$ (1.0)	24%
Fixed deferred annuity ending account balances (billions)	$ 9.0	$ 9.6	(7)%
Fixed deferred annuity net flows (billions)	$ (0.2)	$ (0.2)	12%

Annuities pretax adjusted operating earnings were $129 million compared to $142 million a year ago.

Variable annuity earnings of $117 million were lower primarily from a decline in the benefit from the market impact on DAC and DSIC compared to the year ago period, as well as higher sales. Variable annuity cash sales continued to have positive momentum, up 16 percent, with nearly 30 percent of sales without living benefit features. Variable annuity account balances increased 1 percent to $78 billion from market appreciation, partially offset by net outflows. Variable annuity net amount at risk as a percent of account values was 0.5 percent for living benefits and 0.2 percent for death benefits, which is one of the lowest among major variable annuity writers.

Fixed annuity adjusted operating earnings were $12 million reflecting continued spread compression from the extended period of low interest rates and lower account balances. Account balances declined 7 percent from limited new product sales and continued lapses.

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Ameriprise Financial, Inc.
Protection Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended June 30, 2018		2017		% Better/ (Worse)
Protection					
Net revenues	$	533	$	517	3%
Expenses		488		466	(5)%
Pretax adjusted operating earnings	$	45	$	51	(12)%
Life and Health insurance:					
Net revenues	$	255	$	256	—
Expenses		191		187	(2)%
Pretax adjusted operating earnings	$	64	$	69	(7)%
Auto and Home:					
Net revenues	$	278	$	261	7%
Expenses		297		279	(6)%
Pretax adjusted operating loss	$	(19)	$	(18)	(6)%
Items included in adjusted operating earnings:					
Market impact on DAC (mean reversion)	$	1	$	—	NM
Auto and Home catastrophe losses		(40)		(44)	9%
Total protection impact	$	(39)	$	(44)	11%

	Quarter Ended June 30, 2018		2017		% Better/ (Worse)
Life insurance in force (billions)	$	196	$	196	—
VUL/UL ending account balances (billions)	$	12.5	$	12.0	4%
Auto and Home policies in force (thousands)		911		937	(3)%

NM Not Meaningful — variance equal to or greater than 100%

Protection pretax adjusted operating earnings were $45 million compared to $51 million a year ago.

Life and Health insurance earnings were $64 million reflecting the low interest rate environment and increased net claims expense as a result of claims that had limited reinsurance coverage. Overall claims were within expected ranges. VUL/UL cash sales were $75 million, down 4 percent.

Auto and Home had a pretax adjusted operating loss in the quarter driven by net catastrophe losses of $40 million, primarily from wind and hail storms in Colorado and Texas in June. Gross catastrophe losses were $46 million, which reflects a lower benefit from reinsurance. If catastrophe activity continues in the balance of the year, reinsurance will provide significant protection to the company. Favorable development from product management, pricing, underwriting and claims improvements to date has not been fully reflected in reserve estimates and management will continue to monitor development as the year progresses.

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Ameriprise Financial, Inc. Corporate & Other Segment Adjusted Operating Results Quarter Ended June 30, % Better/ (in millions, unaudited) 2018 2017 (Worse) Corporate & Other, Excluding Long Term Care Pretax adjusted operating loss $ (60) $ (73) 18 % Long Term Care Pretax adjusted operating loss $ (5) $ (3) (67)% Item included in adjusted operating earnings: DOL planning and implementation expenses $ (3) $ (8) 63 % Corporate & Other pretax adjusted operating loss excluding long term care improved to $60 million from lower losses on tax preferenced investments. In addition, DOL-related expenses and compensation- related accruals were lower compared to a year ago. Long Term Care pretax adjusted operating loss was $5 million in the quarter primarily from lower portfolio yields. Overall claims experience was within expected ranges. The company continues to diligently manage this closed block of business with a consistent strategy for premium increases, application of extensive credible actuarial experience to determine reserves and significant protections related to the portion of the block that is reinsured to a third party. 9

Contacts Investor Relations: Media Relations: Alicia A. Charity Paul W. Johnson Ameriprise Financial Ameriprise Financial (612) 671-2080 (612) 671-0625 alicia.a.charity@ampf.com paul.w.johnson@ampf.com Stephanie Rabe Ameriprise Financial (612) 671-4085 stephanie.m.rabe@ampf.com At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com. Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA. Forward-Looking Statements This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include: . the statement that the company expects its full year 2018 adjusted operating effective tax rate to be approximately 17 percent; . the statement that reinsurance will provide significant protection to the company if catastrophe activity continues in the rest of the year; . statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities; . other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and . statements of assumptions underlying such statements. 10

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward- looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to: . conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility; . changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented or modified in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts (as well as similar SEC, Certified Financial Planner Board and state fiduciary rules and standards); . investment management performance and distribution partner and consumer acceptance of the company’s products; . effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels; . changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, cybersecurity incidents, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise; . the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion; . changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the company’s credit ratings and the overall availability of credit; . risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation; . experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products; . changes in capital requirements that may be indicated, required or advised by regulators or rating agencies; . the impacts of the company’s efforts to improve distribution economics and to grow third party distribution of its products; . the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services . the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage 11 related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives; . the ability and timing to realize savings and other benefits from re-engineering and tax planning; . interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems (or other cybersecurity incidents), or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and . general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein (such as the ongoing negotiations following the June 2016 U.K. referendum on membership in the European Union and the uncertain regulatory environment in the U.S. after the 2016 presidential election), including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements. Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017 available at ir.ameriprise.com. The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. For information about Ameriprise Financial entities, please refer to the Second Quarter 2018 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release. Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC. Temkin ratings based on responses to a consumer survey as part of the 2018 Temkin Trust Ratings, www.temkinratings.com. 12

Ameriprise Financial, Inc. Reconciliation Table: Earnings Per Diluted Share Quarter Ended Quarter Ended June 30, June 30, (in millions, except per share amounts, unaudited) 2018 2017 2018 2017 Net income $ 462 $ 393 $ 3.10 $ 2.50 Less: Net income (loss) attributable to consolidated investment entities — — — — Add: Integration/restructuring charges (1) 4 — 0.03 — Add: Market impact on variable annuity guaranteed benefits (1) 80 80 0.53 0.51 Add: Market impact on indexed universal life benefits (1) 20 6 0.13 0.04 Add: Market impact of hedges on investments (1) (5) 8 (0.03) 0.05 Add: Net realized investment (gains) losses (1) (5) (20) (0.03) (0.13) Add: Tax effect of adjustments (2) (20) (26) (0.13) (0.17) Adjusted operating earnings $ 536 $ 441 $ 3.60 $ 2.80 Weighted average common shares outstanding: Basic 147.0 155.1 Diluted 149.0 157.5 (1) Pretax adjusted operating adjustment. (2) Calculated using the statutory tax rate of 21% in 2018 and 35% in 2017. Ameriprise Financial, Inc. Reconciliation Table: Total Net Revenues Quarter Ended June 30, (in millions, unaudited) 2018 2017 Total net revenues $ 3,196 $ 3,012 Less: CIEs revenue 49 25 Less: Net realized investment gains (losses) 5 21 Less: Market impact on indexed universal life benefits (10) (3) Less: Market impact of hedges on investments 5 (8) Adjusted operating total net revenues $ 3,147 $ 2,977 Ameriprise Financial, Inc. Reconciliation Table: Total Expenses Quarter Ended June 30, (in millions, unaudited) 2018 2017 Total expenses $ 2,648 $ 2,501 Less: CIEs expenses 49 24 Less: Integration/restructuring charges 4 — Less: Market impact on variable annuity guaranteed benefits 80 80 Less: Market impact on indexed universal life benefits 10 3 Less: DAC/DSIC offset to net realized investment gains (losses) — 1 Adjusted operating expenses $ 2,505 $ 2,393 13

Ameriprise Financial, Inc. Reconciliation Table: Pretax Adjusted Operating Earnings Quarter Ended June 30, (in millions, unaudited) 2018 2017 Adjusted operating total net revenues $ 3,147 $ 2,977 Adjusted operating expenses 2,505 2,393 Pretax adjusted operating earnings $ 642 $ 584 Ameriprise Financial, Inc. Reconciliation Table: General and Administrative Expense Quarter Ended June 30, (in millions, unaudited) 2018 2017 General and administrative expense $ 788 $ 767 Less: CIEs expenses — 2 Less: Integration/restructuring charges 4 — Adjusted operating general and administrative expense $ 784 $ 765 Ameriprise Financial, Inc. Reconciliation Table: Effective Tax Rate Quarter Ended June 30, 2018 Adjusted (in millions, unaudited) GAAP Operating Pretax income $ 548 $ 642 Income tax provision $ 86 $ 106 Effective tax rate 15.7% 16.5 % Ameriprise Financial, Inc. Reconciliation Table: Effective Tax Rate Quarter Ended June 30, 2017 Adjusted (in millions, unaudited) GAAP Operating Pretax income $ 511 $ 584 Income tax provision $ 118 $ 143 Effective tax rate 23.1% 24.5% 14

Ameriprise Financial, Inc. Reconciliation Table: Advice & Wealth Management Adjusted Operating Net Revenues (trailing 12 months) Quarter Ended June 30, (in millions, unaudited) 2018 2017 Adjusted operating net revenues $ 5,963 $ 5,341 Less: Net impact of transitioning advisory accounts to share classes without 12b-1 fees 40 164 Adjusted operating total net revenues normalized for 12b-1 impact $ 5,923 $ 5,177 Ameriprise Financial, Inc. Reconciliation Table: Asset Management Net Pretax Adjusted Operating Margin Quarter Ended June 30, (in millions, unaudited) 2018 2017 Adjusted operating total net revenues $ 755 $ 747 Less: Distribution pass through revenues 196 194 Less: Subadvisory and other pass through revenues 88 91 Net adjusted operating revenues $ 471 $ 462 Pretax adjusted operating earnings $ 183 $ 176 Less: Adjusted operating net investment income 8 6 Add: Amortization of intangibles 4 4 Net adjusted operating earnings $ 179 $ 174 Pretax adjusted operating margin 24.2% 23.6% Net pretax adjusted operating margin 38.0% 37.7% 15

Ameriprise Financial, Inc. Reconciliation Table: Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income “AOCI” Twelve Months Ended June 30, (in millions, unaudited) 2018 2017 Net income $ 1,740 $ 1,410 Less: Adjustments (1) (89) (132) Adjusted operating earnings $ 1,829 $ 1,542 Total Ameriprise Financial, Inc. shareholders’ equity $ 6,004 $ 6,518 Less: Accumulated other comprehensive income, net of tax 131 390 Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI 5,873 6,128 Less: Equity impacts attributable to the consolidated investment entities 1 1 Adjusted operating equity $ 5,872 $ 6,127 Return on equity excluding AOCI 29.6% 23.0 % Adjusted operating return on equity excluding AOCI (2) 31.1% 25.2% (1) Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and the impact of consolidating certain investment entities. After-tax is calculated using the statutory tax rate of 21% in 2018 and 35% in 2017. (2) Adjusted operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator. After-tax is calculated using the statutory tax rate of 21% in 2018 and 35% in 2017. 16

Ameriprise Financial, Inc. Consolidated GAAP Results Quarter Ended June 30, % Better/ (in millions, unaudited) 2018 2017 (Worse) Revenues Management and financial advice fees $ 1,691 $ 1,568 8 % Distribution fees 465 425 9 Net investment income 419 391 7 Premiums 357 348 3 Other revenues 284 292 (3) Total revenues 3,216 3,024 6 Banking and deposit interest expense 20 12 (67) Total net revenues 3,196 3,012 6 Expenses Distribution expenses 902 831 (9) Interest credited to fixed accounts 180 171 (5) Benefits, claims, losses and settlement expenses 635 611 (4) Amortization of deferred acquisition costs 63 69 9 Interest and debt expense 80 52 (54) General and administrative expense 788 767 (3) Total expenses 2,648 2,501 (6) Pretax income 548 511 7 Income tax provision 86 118 27 Net income $ 462 $ 393 18% 17